UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2009

Microtune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31029-40	75-2883117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 10th Street, Plano, Texas	75074
(Address of principal executive offices)	(Zip Code)

(972) 673-1600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Albert H. Taddiken, the Chief Operating Officer of Microtune, Inc., a Delaware corporation (the “Company”), notified the Company on June 9, 2009 that he will resign from his position as Chief Operating Officer of the Company, with such resignation to be effective as of June 10, 2009. Following such resignation, Mr. Taddiken will continue to be an employee of the Company and will report to James A. Fontaine, the Chief Executive Officer of the Company, in an advisory role until September 1, 2009, at which time he will retire.

(c) (e)

Barry F. Koch, 43, has been appointed Executive Vice President of the Company, with such promotion to be effective as of June 10, 2009. Prior to his promotion, he served as Vice President and Co-General Manager of the Company’s Broadband Business and as Vice President and General Manager of its Automotive Business. As Executive Vice President, Mr. Koch will have responsibility for the Company’s broadband and automotive businesses, including overall engineering, development and marketing functions and will report directly to Mr. James A. Fontaine, President and Chief Executive Officer of the Company. Mr. Koch shall continue to serve as Managing Director of Microtune GmbH & Co. KG, a wholly-owned German subsidiary of the Company.

In conjunction with his appointment as Executive Vice President, Mr. Koch’s base salary was increased from €147,624 to €162,386. The other terms of Mr. Koch’s employment and compensatory arrangements with the Company shall remain unchanged. For a description of the business experience of Mr. Koch, please see the biography of Mr. Koch in the Company’s Definitive Proxy Statement on Schedule 14A filed on March 12, 2009.

Item 7.01	Regulation FD Disclosure.

On June 10, 2009, the Company issued a press release, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K. The information set forth in this Item 7.01 and in the attached Exhibit 99.1 shall be deemed to be “furnished” and not deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of Microtune, Inc. dated June 10, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROTUNE, INC.

Date: June 10, 2009	By:	/s/ Jeffrey A. Kupp
Jeffrey A. Kupp
Chief Financial Officer

Index to Exhibits

Exhibit Number	Description
99.1	Press Release of Microtune, Inc. dated June 10, 2009.